UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

DCP MIDSTREAM, LP

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

DCP MIDSTREAM, LP

6900 E. Layton Ave.

Suite 900

Denver, Colorado 80237

NOTICE OF ACTION BY WRITTEN CONSENT

We are Not Asking You for a Proxy and

You are Requested Not to Send Us a Proxy

To the Unitholders of DCP Midstream, LP:

This notice of action by written consent (this “Notice”) and the accompanying information statement (the “Information Statement”) are being furnished to the unitholders of DCP Midstream, LP, a Delaware limited partnership (the “Partnership”), to notify unitholders of the approval by written consent of (i) DCP Midstream, LLC, a Delaware limited liability company, which is the sole member of DCP Midstream GP, LLC (our “General Partner”), and (ii) DCP Midstream GP, LP, a Delaware limited partnership (“GP LP”), which is the general partner of the Partnership, which are the holders of a majority of our outstanding common units (together, the “Consenting Majority Unitholders”), of an amendment to the DCP Midstream Partners, LP 2016 Long-Term Incentive Plan (the “LTIP”), which amendment increases the number of common units available for awards under the LTIP by 1,650,000 common units and makes certain additional non-substantive changes to the LTIP (the “LTIP Amendment”). The LTIP provides for the grant of unit options, phantom units, restricted units, distribution equivalent rights, unit bonus and common unit awards and performance awards to non-employee directors and employees of our General Partner and its affiliates who perform services for us. This Notice and the Information Statement are being mailed on or about March 7, 2022.

You do not need to do anything in response to this Notice and the Information Statement, and we are not soliciting your approval of the LTIP Amendment. The LTIP Amendment was unanimously approved by the Board of Directors of our General Partner (the “Board of Directors”), the general partner of GP LP, which is the general partner of the Partnership, on January 24, 2022. Although approval of the LTIP Amendment by unitholders is also required by rules of the New York Stock Exchange (the “NYSE”), we are not soliciting your vote because, on March 7, 2022, the Consenting Majority Unitholders approved the LTIP Amendment by written consent in lieu of a special meeting of the unitholders, to be effective 20 calendar days after the date this Notice and the Information Statement are sent or given to our unitholders. Such action by written consent is sufficient to approve and adopt the LTIP Amendment without the affirmative vote of any other unitholders. Accordingly, no other votes are necessary to approve and adopt the LTIP Amendment and your approval is neither required nor requested.

Under the rules of the Securities and Exchange Commission (the “SEC”) and our Fifth Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”), we are required to furnish you with certain information concerning the action by written consent of the Consenting Majority Unitholders and the LTIP Amendment. This Notice and the Information Statement shall constitute the notice required by the rules of the SEC and Section 13.11 of our Partnership Agreement. Capitalized terms used but not defined in this Notice or the accompanying Information Statement shall have the meanings ascribed to them in the Partnership Agreement.

THIS IS NOT NOTICE OF A SPECIAL MEETING OF THE UNITHOLDERS OF THE PARTNERSHIP AND NO SPECIAL MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

If you have any questions, please contact our Corporate Secretary at (303) 595-3331.

By Order of the Board of Directors of

DCP Midstream GP, LLC, general partner of

DCP Midstream GP, LP, general partner of

DCP Midstream, LP

/s/ Kamal K. Gala

Kamal K. Gala

Assistant General Counsel and Corporate Secretary

DCP Midstream, LP

Denver, Colorado

March 7, 2022

This Notice and the accompanying Information Statement are dated and are first being mailed to our unitholders on or about March 7, 2022.

i

i

DCP MIDSTREAM, LP

6900 E. Layton Ave.

Suite 900

Denver, Colorado 80237

INFORMATION STATEMENT

We are Not Asking You for a Proxy and

You are Requested Not to Send Us a Proxy

To the Unitholders of DCP Midstream, LP:

This information statement (this “Information Statement”) is being furnished to the unitholders of DCP Midstream, LP, a Delaware limited partnership (the “Partnership”) of record as of the close of business on February 16, 2022 (the “Record Date”), to provide information about the approval (the “Approval”) by written consent of (i) DCP Midstream, LLC, a Delaware limited liability company, which is the sole member of DCP Midstream GP, LLC (our “General Partner”), and (ii) DCP Midstream GP, LP, a Delaware limited partnership (“GP LP”), which is the general partner of the Partnership, which are the holders of a majority of our outstanding common units (together, the “Consenting Majority Unitholders”), of an amendment to the DCP Midstream Partners, LP 2016 Long-Term Incentive Plan (the “LTIP”), which increases the number of common units available for awards under the LTIP by 1,650,000 common units and makes certain additional non-substantive changes to the LTIP (the “LTIP Amendment”). The LTIP provides for the grant of unit options, phantom units, restricted units, distribution equivalent rights, unit bonus and common unit awards and performance awards to non-employee directors and employees of our General Partner and its affiliates who perform services for us. This Information Statement is being mailed on or about March 7, 2022.

You do not need to do anything in response to this Information Statement, and we are not soliciting your approval of the LTIP Amendment. The LTIP Amendment was unanimously approved by the Board of Directors of our General Partner (the “Board of Directors”), the general partner of GP LP, which is the general partner of the Partnership, on January 24, 2022. Although approval of the LTIP Amendment by unitholders is also required by rules of the New York Stock Exchange (the “NYSE”), we are not soliciting your vote because, on March 7, 2022, the Consenting Majority Unitholders approved the LTIP Amendment by written consent in lieu of a special meeting of the unitholders, to be effective 20 calendar days after the date this Information Statement is sent or given to our unitholders. Pursuant to Section 13.11 of our Fifth Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”), any action that may be taken at a meeting of the unitholders may be taken without a meeting, if an approval in writing setting forth the action so taken is signed by the unitholders owning not less than the minimum percentage of the Outstanding Units that would be necessary to authorize or take such action at a meeting at which all the unitholders entitled to vote at such meeting were present and voted. As of the Record Date, the Partnership had 208,378,739 common units outstanding and entitled to vote, and each unit is entitled to one vote. As of the Record Date, the Consenting Majority Unitholders held, in the aggregate, 117,762,526 units, or approximately 56.5% of the units outstanding. The action by written consent taken by the Consenting Majority Unitholders is sufficient to approve and adopt the LTIP Amendment without the affirmative vote of any other unitholders. Accordingly, no other votes are necessary to approve and adopt the LTIP Amendment and your approval is neither required nor requested.

Notwithstanding the execution and delivery of the Approval by the Consenting Majority Unitholders as described above, pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange

Act”), the LTIP Amendment may not become effective until the date that is 20 calendar days after the date this Information Statement is sent or given to our unitholders. This Information Statement is dated and is first being mailed to our unitholders on or about March 7, 2022. Therefore, the earliest possible date on which the LTIP Amendment can become effective is March 27, 2022. A copy of the LTIP Amendment is attached to this Information Statement as Annex A. Please read this Information Statement carefully and in its entirety as it contains important information.

Throughout this Information Statement, when we use the terms “Partnership,” “we,” “us,” “our,” or “DCP,” we are referring either to DCP Midstream, LP, itself, or to DCP Midstream, LP and its operating subsidiaries, collectively, as the context requires. References in this Information Statement to “units” refer to the common units representing limited partnership interests of the Partnership. References in this Information Statement to “unitholders” refer to the owners of units. References in this Information Statement to “GP LP” refer to DCP Midstream GP, LP and references to our “General Partner” refer to DCP Midstream GP, LLC, the general partner of GP LP.

This information statement is dated and is first being mailed to our unitholders on or about March 7, 2022.

ADOPTION OF THE AMENDMENT TO THE LONG-TERM INCENTIVE PLAN

On January 24, 2022, the LTIP Amendment was unanimously approved by the Board, subject to the requisite unitholder approval as required by the rules of the NYSE. The LTIP provides for the grant of unit options, phantom units, restricted units, distribution equivalent rights, unit bonus and common unit awards and performance awards to non-employee directors and employees of our General Partner and its affiliates who perform services for us. This Information Statement is being mailed on or about March 7, 2022. The LTIP Amendment will increase the number of units authorized for issuance by 1,650,000 units, from 900,000 units to 2,550,000 units and make certain other non-substantive changes to the LTIP. The LTIP Amendment was approved by the Consenting Majority Unitholders on March 7, 2022. Notwithstanding the execution and delivery of the written consent by the Consenting Majority Unitholders, pursuant to Rule 14c-2 of the Exchange Act, the LTIP Amendment will not become effective until the date that is 20 calendar days after the date this Information Statement is first sent or given to our unitholders, which we expect to occur on or around March 7, 2022. Therefore, the earliest possible date on which the LTIP Amendment can become effective is March 27, 2022. Following such effectiveness, we intend to file a registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on Form S-8 to register the additional units authorized to be granted under the LTIP following the LTIP Amendment.

Description of the LTIP

The description of the LTIP set forth below is a summary of the material features of the LTIP. This summary, however, does not purport to be a complete description of all the provisions of the LTIP. The summary is qualified in its entirety by reference to the LTIP and the LTIP Amendment, a copy of which is attached hereto as Annex A and incorporated herein by reference.

The purpose of the LTIP is to promote the interests of the Partnership, our General Partner and their affiliates by providing incentive compensation awards. The LTIP is also intended to enhance the ability of the Partnership, our General Partner and their affiliates to attract and retain the services of individuals, including non-employee directors, who are essential for the growth and profitability of the Partnership and to encourage those individuals to devote their best efforts to advancing the business of the Partnership.

Units Subject to the LTIP

Following the effectiveness of the LTIP Amendment, the maximum number of units that may be delivered with respect to awards under the LTIP will be 2,550,000 units or approximately 1.2% of our total units outstanding as of the Record Date.

The units to be delivered under the LTIP may be units acquired in the open market, from any affiliate, the Partnership and/or from any other person or any combination of the foregoing. To the extent that an award is forfeited, cancelled, exercised, withheld to satisfy tax withholding obligations or otherwise terminates or expires without the actual delivery of units, the units subject to the award may be used again with respect to new awards granted under the LTIP.

Administration

The LTIP will generally be administered by the compensation committee (the “Committee”) of the board of directors of DCP Midstream, LLC, the owner of our General Partner.

The Committee has full authority, subject to the terms of the LTIP, to establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the LTIP, to designate participants under the LTIP, to determine the number of units to be covered by awards, to determine the type or types of awards to be granted to a participant, to determine the terms and conditions of any award, determine whether, and to what extent, and under what circumstances awards may be settled, exercised, cancelled, or forfeited, and make other determinations and take other actions that it deems necessary or desirable for the administration of the LTIP.

Eligibility

All non-employee directors of our General Partner and employees of our General Partner and its affiliates who perform services for us are eligible to be selected to participate in the LTIP. The selection of which eligible individuals will receive awards is within the sole discretion of the Committee. Notwithstanding the foregoing, the Committee may only award unit options to employees or directors to whom the Partnership would be an “eligible issuer of service recipient stock” as defined under the applicable regulations of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Term of the LTIP

The term of the LTIP will expire on the earlier of (1) the date it is terminated by our Board, and (2) the date that all units available under the LTIP have been paid or issued to participants.

Awards under the LTIP

Unit Options. Unit options represent the right to purchase a number of units at a specified exercise price. Unit options may be granted to such eligible individuals and with such terms as the Committee may determine, consistent with the terms of the LTIP; however, the exercise price of a unit option generally must be equal to or greater than the fair market value of a unit on the date of grant.

Phantom Units. A phantom unit is a notional unit that entitles the participant to receive a unit upon the vesting of the phantom unit or, in the discretion of the Committee, cash equal to the settlement value of a phantom unit. The Committee may make grants of phantom units under the LTIP that contain such terms, consistent with the LTIP, as the Committee may determine are appropriate, including the period over which phantom units will vest. The Committee may, in its discretion, base vesting on the participant’s completion of a period of service or upon the achievement of specified performance criteria or as otherwise set forth in an award agreement. Phantom units will be paid as soon as reasonably practicable upon their vesting and in no event later than 2-1/2 months after the end of the calendar year in which the award vests, unless otherwise provided in the award agreement in compliance with Section 409A of the Code.

Restricted Units. A restricted unit is a unit that is subject to forfeiture while it remains unvested. Upon vesting, the forfeiture restrictions lapse and the participant holds a unit that is not subject to forfeiture. The Committee may make grants of restricted units under the LTIP that contain such terms, consistent with the LTIP, as the Committee may determine are appropriate, including the period over which restricted units will vest. The Committee may, in its discretion, base vesting on the participant’s completion of a period of service or upon the achievement of specified performance criteria or as otherwise set forth in an award agreement. Distributions made by us with respect to awards of restricted units may be subject to the same vesting requirements as the restricted units; they will otherwise be paid without restriction.

Distribution Equivalent Rights. The Committee has the authority to grant distribution equivalent rights (“DERs”), whether in tandem or as separate awards under the LTIP. DERs entitle the participant to receive an amount in cash, units or phantom units equal to the amount of any cash distributions made by us during the applicable period. The Committee has the authority to determine whether the DERs are paid directly to the Participant, credited to a bookkeeping account (with or without interest in the discretion of the Committee), subject to the same vesting restrictions and payment provisions, and such other provisions or restrictions as determined by the Committee in its discretion and as provided in the award agreement.

Unit Bonus and Common Unit Awards. A unit bonus and common unit award are awards of units that are fully vested upon grant and are not subject to forfeiture. A unit bonus and common unit award may be paid in addition to, or in lieu of, cash or other compensation that would otherwise be payable to a participant. A unit bonus and common unit award may be wholly discretionary in amount or it may be paid with respect to a bonus or other incentive compensation award, the amount of which is determined based on the achievement of performance criteria or other factors.

Performance Awards. The LTIP also permits the grant of performance awards, which are awards of units that are granted upon the satisfaction of pre-established performance criteria determined by the Committee. The vesting of a performance award may be based on the satisfaction of performance criteria or other measures, as determined by the Committee.

Adjustments

In the event of any distribution (whether in the form of cash, units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of units or other securities of the Partnership, issuance of warrants or other rights to purchase units or other securities of the Partnership, or other similar transaction or event, the Committee shall, in such manner as it deems equitable, adjust the number and type of units (or other securities or property) with respect to which awards may be granted; provided, however, that the number of units available under the LTIP shall (i) in the event of an increase in the number of units outstanding, be proportionately increased and the exercise price or fair market value of the awards awarded shall be proportionately reduced and (ii) in the event of a reduction in the number of units outstanding, be proportionately reduced, and the exercise price or fair market value of the awards shall be proportionately increased; provided, however that no adjustment shall be made that results in the imposition of federal income tax and penalties under Section 409A of the Code.

Miscellaneous

Amendment and Termination

The Board may amend, alter, suspend, discontinue or terminate the LTIP at any time; provided, however, that unitholder approval will be obtained for any amendment to the LTIP to the extent necessary to comply with any applicable securities exchange rule. The Committee may also amend any outstanding award made under the LTIP; provided that no change in any outstanding award may be made unless it is not adverse to the participant to whom the award was granted, is consented to by the participant and does not cause the award to not comply with Section 409A of the Code (unless otherwise determined by the Committee).

Transferability

Unless otherwise provided by the Committee, awards under the LTIP are generally only transferable by the participant’s will or the laws of descent and distribution. To the extent specifically provided by the Committee, a unit option award may be transferred to immediate family members or family trusts or limited partnerships without consideration on such terms and conditions as the Committee from time to time establishes.

Tax Withholding

A participant must satisfy any applicable federal, state, local or foreign tax withholding obligations that arise due to an award made under the LTIP, and the Committee will not be required to issue any units or make any payment until the participant satisfies those obligations in a manner satisfactory to us. The Committee may permit tax withholding obligations to be satisfied by having the Partnership withhold a portion of the units that would otherwise be issued to the participant under an award or by allowing the participant to surrender previously acquired units.

Change of Control or Changes in Laws, Regulations, or Accounting Principles Affecting Financial Statements or other Adjustment Events

Unless otherwise provided within an applicable award agreement, upon a “change of control” (as defined in the LTIP) or in connection a change in applicable laws, regulations, accounting principles affecting financial statements of the partnership, or other adjustment events as previously described, the Committee may, without the consent of any participant, make appropriate adjustments in outstanding awards, including but not limited to (i) providing for the termination and cash out of awards, (ii) providing that awards will be assumed by, or substituted for awards covering securities of, a successor company, (iii) adjusting the number and kind of awards or covered securities, terms or conditions thereof and the applicable vesting or performance criteria, (iv) provide that the award shall be exercisable or payable, or (v) provide that the award shall terminate and no longer be exercisable after such event.

Clawback Policy

The LTIP contains a clawback provision that provides that awards under the LTIP that are subject to any applicable law, government regulation or stock exchange listing requirement (or any policy adopted by the Partnership pursuant to any such law, regulation or listing requirement) that require the recovery of such awards, will be subject to such deductions and clawback.

United States Federal Income Tax Consequences

The following discussion is for general information only and is intended to summarize the United States federal tax consequences to participants arising from participation in the LTIP. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of participants in the LTIP may vary depending on the circumstances and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, unit options or unit appreciation rights that provide for a “deferral of compensation” within the meaning of Section 409A of the Code, phantom units, and certain other awards that may be granted pursuant to the LTIP could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and the guidance promulgated thereunder.

Unit Options

The following discussion is for the tax consequences for nonqualified options, since the Committee does not intend to issue incentive unit options. Participants will not realize taxable income upon the grant of a unit option. Upon the exercise or, if later, the settlement of a unit option, the participant will recognize ordinary compensation income in an amount equal to the excess of (i) the amount of cash or the fair market value of the units received over (ii) the exercise price (if any) paid therefor. A participant will generally have a tax basis in any units received pursuant to the exercise of a unit appreciation right, or pursuant to the cash exercise of a unit option, that equals the fair market value of the units on the date of exercise. Subject to the discussion under “-Tax Code Limitations on Deductibility” below, we or one of our affiliates will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Phantom Units

A participant will not have taxable income at the time of a grant of an award in the form of a phantom unit, but rather, will generally recognize ordinary compensation income at the time he receives units or a cash payment in settlement of the phantom unit in an amount equal to the settlement value of the phantom units or cash payment received, whichever is applicable. In addition, the participant will be subject to ordinary income tax upon the payment of a distribution equivalent right.

Restricted Units and Other Awards

In general, a participant will recognize ordinary compensation income as a result of the receipt of units pursuant to a restricted unit award or a unit award in an amount equal to the fair market value of the units when the units are received over the amount, if any, paid for such units, provided that if the units are not transferable or are subject to a substantial risk of forfeiture when received, the participant will recognize ordinary compensation income in an amount equal to such excess based on the fair market value of units (i) when the units first become transferable or are no longer subject to a substantial risk of forfeiture, in cases where a participant does not make a valid election under Section 83(b) of the Internal Revenue Code (“Section 83(b)”) or (ii) when the units are received, in cases where a participant makes a valid election under Section 83(b).

Tax Withholding

A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above with respect to units or cash received. Directors must make their own arrangements for satisfying any tax obligations they may incur in connection with the receipt of an award under the LTIP. Distributions that are received by a participant prior to the time that the units underlying an award are taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation, not as distributions on units. The tax basis in the units received by a participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph plus the amount, if any, paid for the units, and the participant’s capital gains holding period in those units will commence on the later of the date the units are received or the restrictions lapse (provided that, if a valid election under Section 83(b) is made with respect to restricted units, then the holding period in such units will begin on the date of receipt of the units). Subject to the discussion immediately below, we or one of our affiliates will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Tax Code Limitations on Deductibility

For the amounts described above to be deductible by us or one of our affiliates, the amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Plan Benefits Table

The awards, if any, that will be made to eligible persons under the LTIP are subject to the discretion of the Committee; therefore, we cannot currently determine the benefits or the number of common units subject to awards that may be granted in the future to non-employee directors and employees of our General Partner and its affiliates under the LTIP, as amended by the LTIP Amendment. Furthermore, because all awards under the LTIP are discretionary, it is not possible to determine which awards would have been granted during the prior fiscal year had the LTIP Amendment been in effect at that time. Therefore, the New Plan Benefits Table is not provided.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information about our equity compensation plans as of December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by unitholders (1)	535,360	$—	286,396
Equity compensation plans not approved by unitholders	—	—	—

Total	535,360	$—	286,396

1.	This information relates to LTIP (prior to the LTIP Amendment), which was initially approved by unitholders at a special meeting on April 28, 2016.

On March 1, 2022, the last reported sale price of common units on the NYSE was $33.10 per share.

DISSENTERS’ RIGHT OF APPRAISAL

Delaware law does not provide for dissenters’ rights or similar rights of appraisal in connection with the action described in this Information Statement.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of February 16, 2022, there were a total of 208,378,739 common units issued and outstanding. Each unitholder is entitled to one vote for each unit held by such unitholder. As of February 16, 2022, the Consenting Majority Unitholders were the owners of 117,762,526 units, or approximately 56.5% of the units outstanding, representing a majority of the issued and outstanding units. The Consenting Majority Unitholders, as the holders of a majority of our outstanding units, have approved the LTIP Amendment as described above.

Security Ownership of Certain Beneficial Owners and Management and Related Unitholder Matters

The following table sets forth the beneficial ownership of our units held by:

•	each person known by us to be the beneficial owner of more than 5% of our units as of February 16, 2022;

•	each director of DCP Midstream GP, LLC;

•	each named executive officer (“NEO”) of DCP Midstream GP, LLC; and

•	all directors and executive officers of DCP Midstream GP, LLC as a group.

The percentage of total common units beneficially owned is based on 208,378,739 outstanding common units and the percentage of Series A Preferred Units beneficially owned is based on 500,000 outstanding Series A Preferred Units as of February 16, 2022. None of the named beneficial owners set forth in the table below owns any of the 6,450,000 outstanding Series B Preferred Units or any of the 4,400,000 outstanding Series C Preferred Units as of February 16, 2022.

Name of Beneficial Owner (a)	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned	Series A Preferred Units Beneficially Owned	Percentage of Series A Preferred Units Beneficially Owned
DCP Midstream, LLC (b)	117,762,526	56.5%	—	—
DCP Midstream GP, LP (c)	66,887,618	32.1%	—	—
ALPS Advisors, Inc. (d)	11,603,538	5.6%	—	—
Wouter T. van Kempen	67,040	*	750	*
Sean P. O’Brien	16,500	*	—	—
Don A. Baldridge	20,689	*	50	*
William L. Johnson	5,870	*	—	—
George R. Green	763	*	—	—
Allen C. Capps	—	—	—	—
Heather Crowder	—	—	—	—
Fred J. Fowler	57,900	*	—	—
William F. Kimble	23,800	*	—	—
Brian Mandell	—	—	—	—
Stephen J. Neyland	—	—	—	—
Bill W. Waycaster	23,800	*	—	—
All directors and executive officers as a group (12 persons)	216,362	*	800	*

*	Less than 1%.
(a)	Unless otherwise indicated, the address for all beneficial owners in this table is 6900 E. Layton Ave, Suite 900, Denver, Colorado 80237.
(b)

Includes 50,874,908 common units directly held by DCP Midstream, LLC; 597,455 common units held in a rabbi trust established in connection with DCP Midstream LLC’s executive deferred compensation plan (the “Deferred Compensation Plan”), which common units were acquired by the Deferred Compensation Plan on the open market and are being held by the Deferred Compensation Plan for the sole purpose of funding the Deferred Compensation Plan’s deferred compensation liabilities associated with certain investment elections made by participants to invest in phantom units that are economically equivalent to common units; and 66,887,618 common units directly held by DCP Midstream GP, LP. DCP Midstream, LLC is the sole member of DCP Midstream GP, LLC, which is the general partner of DCP Midstream GP, LP, and therefore may be deemed to indirectly beneficially own such securities, but disclaims beneficial ownership except to the extent of its pecuniary interest therein.

(c)

DCP Midstream GP, LLC is the general partner of DCP Midstream GP, LP and therefore may be deemed to indirectly beneficially own such securities, but disclaims beneficial ownership except to the extent of its pecuniary interest therein.

(d)

As reported on Schedule 13G/A filed with the SEC on February 3, 2022 by ALPS Advisors, Inc. and Alerian MLP ETF each with an address of 1290 Broadway, Suite 1000, Denver, Colorado 80203. The Schedule 13G/A reports that ALPS Advisors, Inc. (“AAI”), an investment adviser registered under the Investment Advisers Act of 1940, as amended, furnishes investment advice to investment companies registered under the Investment Company Act of 1940, as amended (collectively referred to as the “Funds”). In its role as investment advisor, AAI has voting and/or investment power over the registrant’s common units that are owned by the Funds, and may be deemed to be the beneficial owner of such common units held by the Funds. Alerian MLP ETF is an investment company registered under the Investment Company Act of 1940 and is one of the Funds to which AAI provides investment advice. Alerian MLP ETF has shared voting and investment power over 11,603,538 common units. The common units reported herein are owned by the Funds and AAI disclaims beneficial ownership of such common units.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

General

We were formed in 2005. Similar to other publicly traded partnerships, our operations are managed by our general partner, DCP Midstream GP, LP, which in turn is managed by its general partner, DCP Midstream GP, LLC, which we refer to as our General Partner. Our General Partner is 100% owned by DCP Midstream, LLC. When we refer herein to the board of directors, we are referring to the board of directors of our General Partner. Additionally, when we refer herein to the compensation committee, we are referring to the compensation committee of the board of directors of DCP Midstream, LLC, comprised of Chairman Greg C. Garland, Chairman and CEO of Phillips 66 and Al Monaco, President and CEO of Enbridge Inc.

We have entered into the Services Agreement with DCP Midstream, LLC pursuant to which, among other matters, DCP Services, LLC makes available its employees who manage and operate our assets and serve as the executive officers, including the named executive officers, or NEOs, of our General Partner. For the year ended December 31, 2021, the NEOs of our General Partner were Wouter T. van Kempen, Chairman of the Board, President, and Chief Executive Officer (Principal Executive Officer); Sean P. O’Brien, Group Vice President and Chief Financial Officer (Principal Financial Officer); Don A. Baldridge, President, Operations; William L. Johnson, President, Operations, who was appointed to the position vacated by the October 30, 2021 departure of Corey D. Walker, former President, Operations; and George R. Green, Group Vice President and General Counsel.

The General Partner has not entered into employment agreements with any of the NEOs. The NEOs do not receive any separate compensation from us for their services to our business or as executive officers of our General Partner. We pay DCP Midstream, LLC the full cost for the compensation of our NEOs. The compensation committee has the ultimate decision-making authority with respect to the compensation that DCP Midstream, LLC pays to the NEOs.

Compensation Decisions

All compensation decisions concerning the executive officers dedicated to our operations and management are made by the compensation committee. The compensation committee’s responsibilities on compensation matters include the following:

•	annually review the Partnership’s goals and objectives relevant to compensation of the NEOs;

•	annually evaluate the NEO’s performance in light of the Partnership’s goals and objectives, and approve the compensation levels for the NEOs;

•

periodically evaluate the terms and administration of short-term and long-term incentive plans to assure that they are structured and administered in a manner consistent with the Partnership’s goals and objectives;

•

retain and terminate any compensation consultant to assist in the evaluation of compensation for NEOs and for directors who are not officers or employees of the General Partner or its affiliates, or our non-employee directors; and

•	periodically review the compensation of our non-employee directors.

Compensation Philosophy

The Partnership’s compensation program is structured to provide the following benefits:

•	attract, retain and reward talented executive officers by providing compensation competitive with that of other executive officers in our industry;

•	motivate executive officers to achieve strong financial and operational performance;

•	emphasize performance-based compensation, balancing short-term and long-term results; and

•	reward individual performance.

Methodology - Advisors and Peer Companies

The compensation committee reviews data from market surveys provided by independent consultants to assess our competitive position with respect to base salary, annual short-term incentives and long-term incentive compensation for our NEOs as well as the compensation package for our non-employee directors. With respect to NEO compensation, the compensation committee also considers individual performance, levels of responsibility, skills and experience. Management, on behalf of the compensation committee, generally engages the services of Mercer, a compensation consultant, to conduct a study to assist us in establishing overall compensation packages for the NEOs. We consider Mercer to be independent of the Partnership and therefore, the work performed by Mercer does not create a conflict of interest. The Mercer study is based on compensation for a group of peer companies with similar operations obtained from public documents as well as multiple survey sources, including the current Mercer Benchmark Database and the Mercer Total Compensation Survey for the Energy Sector. The Mercer study is comprised of the following peer companies:

Crestwood Equity Partners LP	MPLX LP
Enable Midstream Partners LP	NuStar Energy L.P.
EnLink Midstream, LLC	ONEOK, Inc.
Genesis Energy, L.P.	Targa Resources Corp.
Magellan Midstream Partners, L.P.	Western Midstream Partners, LP

Studies such as this generally include only the most highly compensated officers of each company, which correlates with the NEOs. The results of the Mercer study as well as other factors such as targeted performance objectives serve as a benchmark for establishing total annual direct compensation packages for the NEOs. Peer data from the Mercer study and the data point that represents the 50th percentile of the market in the surveys are used.

Components of Compensation

The total annual direct compensation program for the NEOs consists of three components: (1) base salary; (2) a short-term cash incentive, or STI, which is based on a percentage of annual base salary; and (3) a long-term incentive consisting of a grant of performance units and phantom units, which are based on a percentage of annual base salary. In February 2020, the compensation committee approved the following base salary, short-term incentive targets, and long-term incentive targets for our NEOs, except for Messrs. Johnson and Green, who were not NEOs prior to the most recently completed fiscal year, that were to be effective March 23, 2020 as shown in our Annual Report on Form 10-K for the fiscal year ended 2020. However, in response to the COVID-19 pandemic and the global demand destruction that impacted our industry, we implemented various cost reductions including voluntary reductions of base salary adjustments, which were eventually reinstated on February 18, 2021 as follows:

Name and Principal Position	Base Salary	Short-Term Incentive Target	Long-Term Incentive Target	Total
Wouter T. van Kempen, Chairman, President & CEO	$730,000	100%	375%	$4,197,500
Sean P. O’Brien, Group Vice President & Chief Financial Officer	$473,530	75%	245%	$1,988,826
Don A. Baldridge, President, Operations	$425,000	75%	250%	$1,806,250
Corey D. Walker, Former President, Operations	$425,000	75%	250%	$1,806,250

In October, all of the NEOs received a 2.5% merit increase to base salary, except for Mr. Green, who received a market-based adjustment effective in August 2021 to his total compensation as shown below. In November 2021, the Compensation Committee established the compensation set forth below for Mr. Johnson in connection with his appointment as President, Operations.

Name	Base Salary	Short-Term Incentive Target	Long-Term Incentive Target	Total
William L. Johnson	$425,000	70%	190%	$1,530,000
George R. Green	$400,000	60%	120%	$1,120,000

In allocating compensation among base salary, short-term incentives and long-term incentives we believe a significant portion of the compensation of the NEOs should be performance-based since these individuals have a greater opportunity to influence our performance. In making this allocation, we have relied in part on the Mercer study and considered each component of compensation as described below.

Base Salary - Base salaries for NEOs are determined based upon individual performance, levels of responsibility, skills and experience, and comparisons to the salaries of individuals in similar positions obtained from the Mercer study. The goal of the base salary component is to compensate NEOs at a level that approximates the median salaries of individuals in comparable positions at comparably sized companies in our industry.

The base salaries for NEOs are generally reevaluated annually as part of our performance review process, or when there is a change in the level of job responsibility. The compensation committee annually considers and approves a merit increase in base salary based upon the results of this performance review process. Merit increases are based on industry trends and a review of individual performance in certain categories, such as business values, environmental, health & safety performance, leadership, financial results, project results, attitude, ability and knowledge.

Short-Term Cash Incentive - Under the STI plan, annual cash incentives are provided to executives to promote the achievement of our performance objectives. Target incentive opportunities for executives under the STI plan are established as a percentage of base salary. Incentive amounts are intended to provide total cash compensation at the market median for executive officers in comparable positions when target performance is achieved, below the market median when performance is less than target and above the market median when performance exceeds target. The Mercer study is used to determine the competitiveness of the incentive opportunity for comparable positions. STI payments generally occur in March of each year for the prior fiscal year’s performance.

The 2021 STI objectives were initially designed and proposed by our Chairman of the Board, President, and CEO and subsequently approved by the compensation committee. All STI objectives are tied to the performance of the Partnership and are subject to change each year based on annual strategic priorities and goals. The 2021 objectives comprising the total STI opportunity for the NEOs are described below.

Financial objectives (60% of total STI):

•

Distributable Cash Flow. An objective intended to capture the annual amount of cash that is available for the quarterly distributions to our unitholders. For this objective, we established a range of performance from a minimum of $710 million to a maximum of $850 million.

•

Constant Price Cash Generation. An objective intended to capture the cash generated from operations for the Partnership excluding the effect of commodity prices. For this objective, we established a range of performance from a minimum of $1,080 million to a maximum of $1,180 million.

•

Cost. An objective intended to capture the ongoing operating and general and administrative costs of the Partnership. For this objective, we established a range of performance from a minimum of $910 million to a maximum of $855 million.

Operational Excellence objectives (20% of total STI):

•	Operations/ICC. An objective intended to measure efficiencies created by leveraging the capabilities of our Integrated Collaboration Center (ICC).

•	Workforce of Today. An objective to improve the skills and versatility of our employees to support the efficient and reliable operation of our assets.

•

Culture and People. Regrettable turnover is the key measure DCP uses to track and reduce the turnover of key and critical employees whose skills and talent are very hard to replace. In addition, a Culture & People scorecard is used to improve the attraction and retention of a diverse mix of talent across DCP.

Safety & Environmental objectives (20% of total STI):

•

Total Recordable Injury Rate (TRIR). An objective of both employee and contractor incident rates covering the assets of the Partnership. For this objective, the maximum level of performance is a TRIR of 0.21 and the minimum level of performance is a TRIR of 0.44.

•

Process Safety Event Rate (PSE Rate). An objective using Tier 1 and 2 process safety events covering the assets of the Partnership. For this objective, the maximum level of performance is a PSE Rate of 0.70 and a minimum level of performance is a PSE Rate of 1.30.

•

Total Emissions. An objective of air emissions, natural gas vented or flared, covering the assets of the Partnership. For this objective, we have established certain levels of emissions at such assets.

The payout on the Partnership objectives range from 0% if the minimum level of performance is not achieved, 50% if the minimum level of performance is achieved, 100% if the target level of performance is achieved and 200% if the maximum level of performance is achieved. When the performance level falls between these percentages, the payout will be evaluated using straight-line interpolation with the final percentages determined by the compensation committee.

Early in 2022, management prepared a report on the achievement of the Partnership objectives during 2021. These results were then reviewed and approved by the compensation committee. The level of performance achieved in 2021 for each of the STI objectives was as follows:

STI Objectives	Level of Performance Achieved
Distributable Cash Flow	At Maximum
Constant Price Cash Generation	Below Minimum
Cost	Between Target and Maximum
Operations/ICC	Between Minimum and Target
Workforce of Today	Between Minimum and Target
Culture & People	Between Minimum and Target
Total Recordable Injury Rate (TRIR)	Between Minimum and Target
Process Safety Event Rate (PSE Rate)	Between Target and Maximum
Total Emissions	At Maximum

Long-Term Incentive Plan - The LTIP has the objective of providing a focus on long-term value creation and enhancing executive retention. Under the LTIP, phantom units, which are notional units based on the fair market value of our common units, are issued where half of such phantom units are strategic performance units, or SPUs, and half are restricted phantom units, or RPUs. The SPUs will vest at a multiple based upon the level of achievement of certain performance objectives over a three-year performance period, or the Performance Period, and will settle in cash. The RPUs will vest if the executive officer remains employed at the end of a three-year vesting period, or the Vesting Period, or earlier in the case of death, disability, retirement, or layoff. Our RPUs have historically settled in cash; however, starting with the 2020 grants, RPUs will be settled through the issuance of common units. The SPU and RPU awards are granted annually with a three-year Performance Period and Vesting Period, respectively. We believe this program promotes retention of the executive officers and focuses the executive officers on the goal of long-term value creation.

For 2021, the SPUs had the following three performance measures: (1) a quarter is measured against three-year distributable cash flow, or DCF, as defined in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” per common unit of the Partnership over the Performance Period, which DCF per common unit will be determined using our 2022 financial statements; (2) a quarter is measured against the average of three one-year distributable cash flow measures during the performance period and (3) the remaining half is measured against relative total shareholder return, or RTSR, defined as total shareholder return of the Partnership over the three-year Performance Period relative to the following peer group:

Antero Midstream Corporation	Genesis Energy, L.P.	ONEOK, Inc.
Cheniere Energy, Inc.	Holly Energy Partners, L.P.	Phillips 66 Partners LP
Crestwood Equity Partners LP	Magellan Midstream Partners, L.P.	Shell Midstream Partners, L.P.
Enable Midstream Partners, LP	MPLX LP	Targa Resources Corp.
EnLink Midstream, LLC	NGL Energy Partners L.P.	TC Pipelines, LP
Equitrans Midstream Corporation	NuStar Energy L.P.	Western Midstream Partners, LP

The compensation committee believes in utilizing the DCF per common unit of the Partnership, which is a liquidity and performance measure that reflects our ability to make cash distributions to our unitholders, and RTSR, which reflects our performance as compared to a group of representative companies that investors use to assess our relative performance, because they measure management’s effectiveness and directly align the performance of the NEOs with the success of the Partnership. We believe these performance measures provide management with appropriate incentives for our disciplined and steady growth and execution of our strategic priorities.

SPU and RPU awards include the right to receive dividend equivalent rights, or DERs, during the Performance Period or Vesting Period, as applicable, based on the number of phantom common units granted. The DERs on the SPUs are paid in cash when SPUs are settled at the end of the Performance Period and the DERs on the RPUs are paid quarterly in cash during the Vesting Period. The amount paid on the DERs is equal to the quarterly distributions actually paid on the underlying common units during the Performance Period and the Vesting Period on the number of SPUs earned or RPUs granted, respectively.

Our practice is to determine the dollar amount of long-term incentive compensation that we want to provide, and to then grant a number of SPUs and RPUs that have a fair market value equal to that amount on the date of grant, which is based on the average closing price of our common units on the NYSE for the 20 trading days ending two days prior to the date of grant under the LTIP. Target long-term incentive opportunities for executives under the plan are established as a percentage of base salary, using the Mercer study data for individuals in comparable positions.

In the event an award recipient’s employment is terminated after one hundred and eighty days following the grant date for reasons of death, disability, retirement, or layoff, the recipient’s: (i) SPUs will contingently vest on a pro rata basis for time worked over the Performance Period and final performance, measured at the end of the Performance Period, will determine the payout and (ii) RPUs will become fully vested and payable. Termination of employment for any other reason will result in the forfeiture of any unvested units and unearned DERs.

Unit Ownership Guidelines - In order to further align the interests of our officers with the interests of our unitholders, we have adopted guidelines that our officers beneficially own common units having a value as set forth in the table below. Officers are expected to reach this guideline within five years of becoming subject to the guidelines and to maintain such minimum ownership level during the tenure of their position. DCP common units owned, unvested common unit settled RPUs, and investments in DCP common units in the Executive Deferred Compensation Plan are included when determining whether an executive has met the required ownership levels. Compliance with the unit ownership guidelines is reviewed annually. All NEOs currently comply with these unit ownership guidelines or are on track to comply within the applicable five-year period as shown below.

Position	Multiple of Base Salary under Guidelines	Actual Multiple as of December 31, 2021
Wouter T. van Kempen	5x	15x
Sean P. O’Brien	3x	6x
Don A. Baldridge	3x	7x
William L. Johnson	3x	4x
George R. Green	3x	0.8x

Anti-Hedging and Anti-Pledging Policy - All of our officers, employees, and directors are subject to our Insider Trading Policy, which, among other things, prohibits directly or indirectly (i) holding our securities in a margin account, (ii) engaging in short sales of our securities, (iii) the purchase or sale of derivative instruments or other hedges including, but not limited to, exchange funds, forwards, swaps, options, puts, calls, collars, and (iv) pledging our securities as collateral. This policy covers our securities received as part of a compensation program as well as our securities acquired personally.

Clawback Policy - In 2021, we adopted an Incentive Compensation Clawback Policy. Our policy provides that incentive-based compensation (cash and equity) paid to our current and former officers may be recovered in the event of a restatement of our financial results, or under certain other circumstances, such as an officer’s fraud or misconduct that causes or is reasonably likely to cause us financial or reputational harm. In connection with such events, the Board or Compensation Committee will have the authority to require the reimbursement or forfeiture of any incentive compensation, including payments under the short-term cash incentive plan and payments and grants under the long-term incentive plan. In addition, we will take action to modify the clawback policy to comply with Section 10(D) of the Exchange Act and NYSE rules should the SEC adopt and implement final rules related thereto.

Other Compensation - In addition, executives are eligible to participate in other compensation programs, which include but are not limited to:

Company Matching and Retirement Contributions to Defined Contribution Plans - Executives may elect to participate in a 401(k) and retirement plan. Under the plan, executives may elect to defer up to 75% of their eligible compensation, or up to the limits specified by the Internal Revenue Service. We match the first 6% of eligible compensation contributed by the executive to the plan. In addition, we make retirement contributions ranging from 4% to 7% of the eligible compensation of qualifying participants to the plan, based on years of service, up to the limits specified by the Internal Revenue Service. We have no defined benefit plans.

Miscellaneous Compensation - Executive officers are eligible to participate in a non-qualified deferred compensation program. Executive officers can defer up to 75% of their base salary, up to 90% of their STI and up to 100% of their LTIP or other compensation. Executive officers elect either to receive amounts contributed during specific plan years as a lump sum at a specific date, subject to Internal Revenue Service rules, as an annuity (up to five years) at a specific date, subject to Internal Revenue Service rules, or in a lump sum or annual annuity (over three to ten years) at termination.

Within the non-qualified deferred compensation program is a non-qualified, defined contribution retirement plan in which benefits earned under the plan are attributable to compensation in excess of the annual compensation limits under Section 401(k) of the Code. Under this part of the plan, we contribute up to 13% of annual compensation, as defined by the plan, to the non-qualified deferred compensation program.

Benefit Programs - We provide employees, including the executive officers, with a variety of health and welfare benefit programs. The health and welfare programs are intended to protect employees against catastrophic loss and promote well-being. These programs include medical, dental, life insurance, accidental death and disability, and long-term disability. We also provide employees with a monthly parking pass or a pass to be used on public transportation systems.

We do not provide any material perquisites or any other personal benefits to our executives.

We are a partnership and not a corporation for U.S. federal income tax purposes, and therefore, are not subject to the executive compensation tax deductible limitations of Section 162(m) of the Code. Accordingly, none of the compensation paid to NEOs is subject to the limitation.

Board of Directors Report on Compensation

Our General Partner’s board of directors does not have a compensation committee. The board of directors of the General Partner has reviewed and discussed with management the “Compensation Discussion and Analysis” presented above. Members of management with whom the board of directors had discussions are the Chairman of the Board, President, and Chief Executive Officer of the General Partner and the Group Vice President and Chief Human Resources Officer of DCP Midstream, LLC. In addition, we engaged the services of Mercer, a compensation consultant, to conduct a study to assist us in establishing overall compensation packages for the executives. Based on this review and discussion, the board of directors of the General Partner recommended that the “Compensation Discussion and Analysis” referred to above be included in this Annual Report on Form 10-K for the year ended December 31, 2021.

The information contained in this Board of Directors Report on Compensation shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filing with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Board of Directors

Wouter T. van Kempen (Chairman)

Allen C. Capps

Heather Crowder

Fred J. Fowler

William F. Kimble

Brian Mandell

Stephen J. Neyland

Bill W. Waycaster

The following tables and accompanying narrative disclosures provide information regarding compensation of our named executive officers, or NEOs, as of December 31, 2021.

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to the named executive officers of our General Partner for the services they provided to our business:

Name and Principal Position	Year	Salary	LTI Awards (a)	Non-Equity Incentive Plan Compensation (b)	All Other Compensation (c)	Total
Wouter T. van Kempen, Chairman of the Board, President and Chief Executive Officer
	2021	$718,208	$2,737,587	$1,106,040	$913,087	$5,474,922
	2020	$670,154	$2,737,447	$1,007,130	$858,090	$5,272,821
	2019	$691,742	$2,467,198	$1,003,026	$925,285	$5,087,251
Sean P. O’Brien, Group Vice President and Chief Financial Officer
	2021	$469,341	$1,160,238	$492,808	$416,010	$2,538,397
	2020	$454,186	$1,160,324	$511,925	$396,208	$2,522,643
	2019	$453,846	$1,034,276	$493,558	$463,715	$2,445,395
Don A. Baldridge, President, Operations
	2021	$421,240	$1,062,596	$442,302	$348,141	$2,274,279
	2020	$404,533	$1,062,441	$455,959	$316,805	$2,239,738
	2019	$399,975	$706,663	$434,973	$377,289	$1,918,900
William L. Johnson, President, Operations
	2021	$390,435	$467,869	$440,020	$240,328	$1,538,652
	2020	$—	$—	$—	$—	$—
	2019	$—	$—	$—	$—	$—
George R. Green, Group Vice President and General Counsel
	2021	$364,692	$276,053	$382,927	$78,024	$1,101,696
	2020	$—	$—	$—	$—	$—
	2019	$—	$—	$—	$—	$—
Corey D. Walker, Former President, Operations (d)
	2021	$354,221	$1,062,596	$—	$372,359	$1,789,176
	2020	$338,365	$4,239,236	$564,380	$745,405	$5,887,386
	2019	$—	$—	$—	$—	$—

(a)

The amounts in this column reflect the grant date fair value of strategic performance units, or SPUs, and restricted phantom units, or RPUs granted under the LTIP, and are computed in accordance with the provisions of the FASB Accounting Standards Codification, or ASC, 718 “Compensation-Stock Compensation”, or ASC 718. SPU awards are subject to performance conditions and the amounts shown are for target performance because target is the probable outcome. For SPUs granted in 2021, the performance conditions are between 0% if the minimum level of performance is not achieved to 200% if the maximum level of performance is achieved. The maximum value payable on the SPUs based on the 2021 grant date fair value, assuming the SPUs vested at the highest level of performance conditions, would be $2,737,621 for Wouter T. van Kempen, $1,160,121 for Sean P. O’Brien, $1,062,668 for Don A. Baldridge, $467,853 for William L. Johnson, $276,053 for George R. Green, and $1,062,668 for Corey D. Walker.

(b)	Includes amounts payable under the STI Plan, including any amounts voluntarily deferred into the nonqualified deferred compensation plan. These amounts are expected to be paid in March 2022.
(c)

Includes DERs, Partnership contributions to the defined contribution plan, Partnership contributions to the nonqualified deferred compensation plan and accrued vacation, as described in more detail below.

(d)	Mr. Walker resigned effective October 30, 2021.

All Other Compensation

“All Other Compensation” in the summary compensation table includes the following for 2021:

Name	Company contributions to defined contribution plans	Company contributions to nonqualified deferred compensation program	DERs	Other (a)	Total
Wouter T. van Kempen	$31,900	$347,477	$533,710	$—	$913,087
Sean P. O’Brien	$31,900	$158,606	$225,504	$—	$416,010
Don A. Baldridge	$34,800	$121,661	$191,680	$—	$348,141
William L. Johnson	$31,900	$89,760	$118,668	$—	$240,328
George R. Green	$29,000	$15,535	$33,489	$—	$78,024
Corey D. Walker	$29,000	$7,816	$322,663	$12,880	$372,359

(a)	Accrued vacation payments in connection with Mr. Walker’s departure effective October 30, 2021.

Grants of Plan-Based Awards

Following are the grants of plan-based awards to the NEOs during the year ended December 31, 2021:

		Estimated Future Payouts under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts under Equity Incentive Plan Awards
Name	Grant Date (b)	Minimum ($)	Target ($)	Maximum ($)	Minimum (#)	Target (#)	Maximum (#)	Grant Date Fair Value of LTIP Awards ($)
Wouter T. van Kempen	N/A	$—	$718,208	$1,436,415	—	—	—	$—
SPUs		$—	$—	$—	—	70,510	141,020	$1,368,811
RPUs		$—	$—	$—	64,360	64,360	64,360	$1,368,776
Sean P. O’Brien	N/A	$—	$352,006	$704,012	—	—	—	$—
SPUs		$—	$—	$—	—	29,880	59,760	$580,060
RPUs		$—	$—	$—	27,280	27,280	27,280	$580,177
Don A. Baldridge	N/A	$—	$315,930	$631,861	—	—	—	$—
SPUs		$—	$—	$—	—	27,370	54,740	$531,334
RPUs		$—	$—	$—	24,980	24,980	24,980	$531,262
William L. Johnson	N/A	$—	$273,304	$546,608	—	—	—	$—
SPUs		$—	$—	$—	—	12,050	24,100	$233,927
RPUs		$—	$—	$—	11,000	11,000	11,000	$233,943
George R. Green	N/A	$—	$218,815	$437,631	—	—	—	$—
SPUs		$—	$—	$—	—	7,110	14,220	$138,026
RPUs		$—	$—	$—	6,490	6,490	6,490	$138,026
Corey D. Walker	N/A	$—	$265,666	$531,332	—	—	—	$—
SPUs (c)		$—	$—	$—	—	27,370	54,740	$531,334
RPUs (c)		$—	$—	$—	24,980	24,980	24,980	$531,262

(a)	Amounts shown represent amounts under the STI. If minimum levels of performance are not met, then the payout for one or more of the components of the STI may be zero.
(b)

Grant Date is not applicable with respect to Non-Equity Incentive Plan Awards. The SPUs awarded on January 1, 2021 under the LTIP will vest in their entirety on December 31, 2023 if the specified performance conditions are satisfied or, if minimum levels of performance are not met, then the payout may be zero. The RPUs awarded on February 28, 2021 under the LTIP will vest in their entirety on February 27, 2024 if the NEO is still employed by DCP, or earlier in the case of death, disability, retirement or layoff.

(c)	Reflects STI and units awarded in 2021. All STI and units forfeited upon his departure effective October 30, 2021.

Outstanding Equity Awards at Fiscal Year-End

Following are the outstanding equity awards for the NEOs as of December 31, 2021:

	Outstanding LTIP Awards
Name	Equity Incentive Plan Awards: Unearned Units That Have Not Vested (a)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested (b)
Wouter T. van Kempen	388,880	$11,311,187
Sean P. O’Brien	164,820	$4,794,048
Don A. Baldridge	150,940	$4,390,333
William L. Johnson	83,910	$2,412,660
George R. Green	29,930	$865,018
Corey D. Walker (c)	—	$—

(a)

SPUs awarded in 2020 and 2021 vest in their entirety over a range of 0% to 200% on December 31, 2022 and 2023, respectively, if the specified performance conditions are satisfied. RPUs awarded in 2020 and 2021 vest in their entirety on February 27, 2023 and February 27, 2024, respectively, if still employed. To determine the outstanding awards, the calculation of the number of SPUs that are expected to vest is based on assumed performance of 200% as the previous fiscal year performance has exceeded target performance.

(b)

Value calculated based on the closing price on the NYSE on December 31, 2021 of our common units of $27.48. The disclosed value includes distribution equivalents earned but not vested as of December 31, 2021 with respect to SPUs awarded in 2020 and 2021. Distribution equivalents accrued in 2021 on outstanding SPUs are also reported within “All Other Compensation” in the Summary Compensation Table.

(c)	All outstanding units forfeited upon his departure effective October 30, 2021.

Stock Awards Vested

Following are the stock awards vested for the NEOs for the year ended December 31, 2021:

	Stock Awards
Name	Number of Units Acquired on Vesting	Value Realized on Vesting (a)
Wouter T. van Kempen	97,502	$3,135,725
Sean P. O’Brien	40,874	$1,315,380
Don A. Baldridge	27,927	$916,622
William L. Johnson	16,819	$567,823
George R. Green	3,170	$108,971
Corey D. Walker (b)	—	$322,663

(a)

Value calculated based on the average closing prices on the NYSE for the last 20 trading days in 2021 of our common units of $25.76. The disclosed value includes distribution equivalents accrued as of December 31, 2021 with respect to SPUs awarded in 2019 and distribution equivalents paid in 2021 on RPUs awarded in 2019, 2020 and 2021. The distribution equivalents attributable to 2021 for such SPUs, and the distribution equivalents attributable to all of such RPUs, are also reported within “All Other Compensation” in the Summary Compensation Table.

(b)	Reflects distribution equivalents attributable to 2021 for RPUs granted in 2020 and 2021. All units and accrued distribution equivalents, with respect to SPUs, forfeited upon Mr. Walker’s departure.

Nonqualified Deferred Compensation

Following is the nonqualified deferred compensation for the NEOs for the year ended December 31, 2021:

Name	Executive Contributions in Last Fiscal Year (a)	Registrant Contributions in Last Fiscal Year (b)	Aggregate Earnings in Last Fiscal Year (c)	Aggregate Withdrawal/ Distributions	Aggregate Balance at December 31, 2021 (d)
Wouter T. van Kempen	$157,023	$347,477	$2,495,758	$—	$10,646,931
Sean P. O’Brien	$151,175	$158,606	$512,463	$(672,852)	$2,256,569
Don A. Baldridge	$69,642	$121,661	$569,791	$—	$3,441,245
William L. Johnson	$51,120	$89,760	$480,528	$—	$1,692,481
George R. Green	$14,588	$15,535	$9,551	$—	$46,713
Corey D. Walker	$50,794	$7,816	$14,794	$—	$80,717

(a)	These amounts are included in the Summary Compensation Table for the year 2021 as follows: $35,910 for Mr. van Kempen, $42,124 for Mr. Baldridge, $19,522 for Mr. Johnson, and $14,588 for Mr. Green.
(b)	These amounts are included in the Summary Compensation Table for the year 2021.
(c)

At the election of each executive officer, the performance of non-qualified deferred compensation is linked to certain mutual funds, a DCP Common Unit Fund or to the US High Yield BB rated Bond Index specific to the Energy sector.

(d)	Includes amounts previously reported in the Summary Compensation Table for prior years.

Potential Payments upon Termination or Change in Control

The General Partner has not entered into any employment agreements with any of our executive officers. The NEOs participate in executive severance arrangements maintained by DCP Services, LLC in the event of termination of employment that is involuntary or not for cause.

As noted above, the SPUs, RPUs and the related dividend equivalent rights, or DERs, will become payable to executive officers under certain circumstances related to termination. When an employee terminates employment, they are entitled to a cash payment for the amount of unused vacation hours at the date of their termination. Retirement eligible employees who provide at least 30 days’ notice of retirement are entitled to a cash payment for the amount of earned but unused vacation hours plus unearned vacation hours for the year of retirement.

In the event of a change in control, the disposition of SPUs, RPUs and the related DERs will be determined by the board of directors of DCP Midstream, LLC. There are no formal plans for severance in the event of a change in control.

The following table presents payments in the event of retirement, death, or disability, as may be applicable, as of the last business day of 2021:

	2021 STI	2019 LTI	Accelerated LTIP	Total
Wouter T. van Kempen	$1,106,040	$2,891,211	$5,182,485	$9,179,736
Sean P. O’Brien	$492,808	$1,212,031	$2,196,642	$3,901,481
Don A. Baldridge	$442,302	$828,115	$2,011,437	$3,281,854
William L. Johnson	$440,020	$498,730	$1,335,070	$2,273,820
George R. Green	$382,927	$93,999	$376,674	$853,600
Corey D. Walker (a)	$—	$—	$—	$—

(a)	Not applicable due to Mr. Walker’s departure effective October 30, 2021.

The following table presents additional payments in the event of termination for reasons other than cause as of the last business day of 2021:

Severance
Wouter T. van Kempen	$1,496,500
Sean P. O’Brien	$728,052
Don A. Baldridge	$653,438
William L. Johnson	$637,500
George R. Green	$600,000
Corey D. Walker (a)	$—

(a)	Not applicable due to Mr. Walker’s departure effective October 30, 2021.

CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Wouter T. van Kempen, the Chairman of the Board, President, and CEO of our General Partner:

For 2021, our last completed fiscal year, the median of the annual total compensation of all employees of our company (other than our CEO) was $127,232 and the annual total compensation of our CEO, as reported in the Summary Compensation Table above, was $5,474,922. Based on this information, for 2021, Mr. van Kempen’s total annual compensation was 43 times that of the median of the annual total compensation of all employees.

As permitted by the SEC rules, the median employee utilized for the pay ratio disclosure for the fiscal year ended 2021 is the same employee identified for our prior pay ratio disclosure for the fiscal year ended 2020 because there were no changes during our fiscal year ended 2021 with respect to our employee population, employee compensation arrangements, or to the same median employee’s circumstances that we reasonably believe would result in a significant change to this pay ratio disclosure. In preparing this pay ratio disclosure, we took the following steps:

•

We determined that, as of December 31, 2021, our employee population consisted of 1,788 individuals with all of these individuals located in the United States (as reported in Item 1, Business, in this Annual Report on Form 10-K). This population consisted of our full-time, part-time, and temporary employees.

•

In originally identifying the “median employee” for purposes of our prior pay ratio disclosure for the fiscal year ended 2020, we compared the 2020 earnings eligible under the short-term incentive plan plus the short-term incentive earned in 2019 that was paid in 2020 as reflected in our payroll records for 2020. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the “median employee.”

•	With respect to calculating the total annual compensation disclosed above for the median employee, we combined all of the elements of such employee’s total compensation for 2021.

•

The pay ratio disclosed above is a reasonable estimate calculated in accordance with SEC rules, based on our records and the methodologies described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio allow companies to use a variety of methodologies and apply various assumptions. The application of various methodologies may result in significant differences in the results reported by other SEC reporting companies. As a result, the pay ratio reported by other SEC reporting companies may differ substantially from, and may not be comparable to, the pay ratio we disclose above.

Director Compensation

General - Members of the board of directors who are officers or employees of the General Partner or its affiliates do not receive compensation for serving as directors.

For 2021, the board approved an annual compensation package for non-employee directors, consisting of an annual $90,000 cash retainer and an annual grant of common units that approximate $100,000 of value on the date of grant. Chairpersons of committees of the board received an additional annual cash retainer of $20,000. All cash retainers are paid on a quarterly basis in arrears. Directors did not receive additional fees for attending meetings of the board or its committees. The directors were reimbursed for out-of-pocket expenses associated with their membership on the board of directors.

Unit Ownership Guidelines - In order to further align the interests of our non-employee directors with the interests of our unitholders, we have adopted guidelines that our non-employee directors beneficially own common units having a value of at least a 3x multiple of the annual cash retainer. Non-employee directors are expected to reach this guideline within five years of becoming a director and to maintain such minimum ownership level during the tenure of the directorship. All non-employee directors currently comply with these unit ownership guidelines.

The following table sets forth the compensation earned by the General Partner’s non-employee directors for the year ended December 31, 2021:

Name	Fees Earned in Cash	Unit Awards (a)	Total
Fred J. Fowler (d)	$95,000	$100,233	$195,233
William F. Kimble (b)	$110,000	$100,233	$210,233
Bill W. Waycaster (c)	$110,000	$100,233	$210,233

(a)	The amounts in this column reflect the grant date fair value of common unit awards computed in accordance with ASC 718.
(b)	Mr. Kimble earned an additional $20,000 in fees as the audit committee chair.
(c)	Mr. Waycaster earned an additional $20,000 in fees as the special committee chair.
(d)	Mr. Fowler earned an additional $5,000 in fees as the sustainability committee chair commencing December 2021.

Each director is entitled to be fully indemnified by us for his actions associated with being a director to the fullest extent permitted under Delaware law.

Compensation Committee Interlocks and Insider Participation

As discussed above, our General Partner’s board of directors does not maintain a compensation committee. In 2021, the compensation committee of the board of directors of DCP Midstream, LLC, the owner of our General Partner, determined all elements of compensation for our NEOs. Only Mr. van Kempen was a director and a NEO of our General Partner. Further Mr. van Kempen is a non-voting member of the board of directors of DCP Midstream, LLC; however, he is not a member of the compensation committee thereof, nor did he participate in deliberations of such board with regard to his own compensation. During 2021, none of our NEOs served as a director or member of a compensation committee of another entity that has or has had an executive officer who served as a member of our board of directors, the board of directors of DCP Midstream, LLC, or the compensation committee of the board of directors of DCP Midstream, LLC.

VOTING PROCEDURES

Pursuant to Section 7(a) of the LTIP, the LTIP may be amended in any manner, including increasing the number of units available for issuance as awards thereunder, by the Board without the consent of any unitholder. The LTIP Amendment was unanimously approved by the Board of Directors on January 24, 2022.

However, the rules of the NYSE require that a NYSE-listed company give its equityholders the opportunity to vote on all equity compensation plans and material revisions thereto, and require equityholder approval thereof by a majority of votes cast on a proposal. Although approval of the LTIP Amendment by unitholders is required by rules of the NYSE, we are not soliciting your vote because, on March 7, 2022, the Consenting Majority Unitholders approved the LTIP Amendment by written consent in lieu of a special meeting of the unitholders, to be effective 20 calendar days after the date this Information Statement is sent or given to our unitholders.

Pursuant to Section 13.11 of our Partnership Agreement, any action that may be taken at a meeting of the unitholders may be taken without a meeting, if an approval in writing setting forth the action so taken is signed by the unitholders owning not less than the minimum percentage of the Outstanding Units that would be necessary to authorize or take such action at a meeting at which all the unitholders entitled to vote at such meeting were present and voted. As of the Record Date, the Partnership had 208,378,739 common units outstanding and entitled to vote, and each unit is entitled to one vote. As of the Record Date, the Consenting Majority Unitholders held, in the aggregate, 117,762,526 units, or approximately 56.5% of the units outstanding. The action by written consent taken by the Consenting Majority Unitholders is sufficient to approve and adopt the LTIP Amendment without the affirmative vote of any other unitholders. Accordingly, no other votes are necessary to approve and adopt the LTIP Amendment and your approval is neither required nor requested.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

Employees and non-employee directors of our General Partner and its affiliates who perform services for us will be eligible to receive awards under the LTIP. Accordingly, members of the Board and executive officers of our General Partner have a substantial interest in the approval of the LTIP Amendment. The tables above under “Outstanding Equity Awards at Fiscal Year-End” provide information concerning all outstanding awards made to a named executive officer as of December 31, 2021, including, but not limited to, awards made under the LTIP.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the disclosure requirements of the Exchange Act, and file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC’s website at www.sec.gov.

Our SEC filings can also be inspected and copied at the offices of the New York Stock Exchange, 11 Wall Street, 5th Floor, New York, New York 10005. You may request a copy of our filings, at no cost, by visiting our website at www.dcpmidstream.com, or by writing or calling us at the following address:

DCP Midstream, LP

6900 E. Layton Ave., Suite 900

Denver, Colorado 80237

Attention: Corporate Secretary

Telephone: (303) 595-3331

We also make available free of charge on or through our website at www.dcpmidstream.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained on the foregoing websites is not incorporated by reference in this Information Statement, and you should not consider that information a part of this Information Statement.

DELIVERY OF DOCUMENTS TO UNITHOLDERS SHARING AN ADDRESS

Unless we have received contrary instructions from a unitholder, we are delivering only one copy of this Information Statement to multiple unitholders sharing an address. This practice known as “householding” is intended to reduce our printing and postage costs. We will, upon written or oral request, promptly deliver a separate copy of this Information Statement to a unitholder who shares an address with another unitholder. A unitholder who wishes to receive a separate copy of this Information Statement may direct such request to the Corporate Secretary contact listed under “Where You Can Find More Information.” Conversely, unitholders who receive multiple copies of this Information Statement at their address and would like to request that only a single copy of communications be delivered to the shared address may do so by making either a written or oral request to the Corporate Secretary contact listed under “Where You Can Find More Information.”

* * * * * *

By Order of the Board of Directors of

DCP Midstream GP, LLC, general partner of

DCP Midstream GP, LP, general partner of

DCP Midstream, LP

/s/ Kamal K. Gala

Kamal K. Gala

Assistant General Counsel and Corporate Secretary

DCP Midstream, LP

ANNEX A

FIRST AMENDMENT TO THE

DCP MIDSTREAM, LP 2016 LONG-TERM INCENTIVE PLAN

1. Recitals: Pursuant to the authority granted in Section 7(a) of the DCP Midstream, LP 2016 Long-Term Incentive Plan (originally adopted as the DCP Midstream Partners, LP Long-Term Incentive Plan) (the “Plan”), the Board of Directors of DCP Midstream GP, LLC wishes to amend the Plan to revise the number of Units available for Awards and to clarify payment timing and settlement of any phantom unit awards that are subject to Section 409A of the Internal Revenue Code of 1986, as amended.

2. Amendment of Plan: The following Amendment to the Plan is adopted, effective as of March 7, 2022:

A. The first sentence of Section 4(a) is amended to read as follows:

Subject to adjustment as provided in Section 4(c), the number of Units that may be delivered with respect to Awards under the Plan is 2,550,000 Units.

B. Section 6(b)(iii)(A) is amended to read as follows:

(A) Phantom Units. Upon or as soon as reasonably practical following the vesting of each Phantom Unit, but in no event later than 2 1⁄2 months after the end of the calendar year in which such Award becomes vested unless otherwise provided in the Award Agreement in compliance with section 409A of the Code, and subject to the provisions of Section 8(b), the Participant shall, for purposes of this Section 6(b)(iii)(A), be entitled to receive from the Company one Unit or cash equal to the settlement value of a Phantom Unit, as determined by the Committee in its discretion as specified in the Award Agreement.

3. Terms and Conditions of Plan: Except for the above Amendment, all terms and conditions of the Plan are unamended and shall remain in full force and effect.

4. Execution: This Amendment has been executed on the date set forth below.

DCP MIDSTREAM, LP

BY: DCP MIDSTREAM GP, LP, ITS GENERAL PARTNER

BY: DCP MIDSTREAM GP, LLC, ITS GENERAL PARTNER

By:	/s/ Kamal Gala
Title:	Corporate Secretary
Date:	March 7, 2022

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